SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016

Commission File Number 0-20734

e.Digital Corporation (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		33-0591385 (I.R.S. Employer Identification No.)
16870 W. Bernardo Drive, Suite 120 San Diego, California 92127 (Address of Principal Executive Offices) (Zip Code)

(858) 304-3016

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 11, 2016, the Board of Directors of eDigital Corporation (“eDigital” or the “Company) accepted the resignation of Eric Polis, a director since 2008, Corporate Secretary since 2010, and member of the Compensation Committee. Concurrent with the resignation of Mr. Polis, the Board of Directors appointed Donald Springer to serve as director until the 2017 Annual General Meeting of Shareholders or his successor is elected. Mr. Springer replaces Mr. Polis on the Compensation Committee. The Company’s Chief Financial Officer, MarDee Haring-Layton, was appointed as Corporate Secretary.

Since 2004, Mr. Springer has been the co-founder and Chairman of The Colton Group, a board directorship and executive advisory firm providing actionable growth strategies to ignite and accelerate growth of emerging businesses, global companies, and social enterprises. Mr. Springer has extensive growth experience from building an $800M global enterprise, to multiple venture-backed start-ups. He has Fortune 200 experience as President of a Ford Motor Co. technology subsidiary, CEO of a Microsoft VAR, EVP of an EDS venture, and an early career at Texas Instruments. Mr. Springer has served on the boards of domestic and international technology and service companies, as well as international boards while living in Europe. He holds a bachelor of arts degree from the University of North Texas.

A copy of the Press Release announcing the changes to the Company’s Board of Directors is attached hereto as exhibit 99.1 and incorporated by reference herein in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1       Press Released issued by the Company and dated October 12, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2016	EDIGITAL CORPORATION

By: /s/ ALFRED H. FALK
Alfred H. Falk, President and Chief Executive Officer
(Principal Executive Officer and duly authorized to sign
on behalf of registrant)